Exhibit 10.49

INVESTMENT MANAGEMENT AGREEMENT

This AGREEMENT is entered into on November 9, 2006 (this “Agreement”), between Berkley Regional Insurance Company, a Delaware insurance company (“the Investor”), and CT High Grade Mezzanine Manager, LLC, a Delaware limited liability company (the “the Manager” and, together with the Investor, each a “Party”).

WHEREAS, the Investor desires to retain the Manager to acquire, sell, and otherwise manage certain commercial real estate debt and related investments of the Investor in a separate account (each, an “Account”) in the manner and on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.                                       Services, Investment Discretion.

(a)                                  The Manager will source, underwrite, negotiate, close, manage and, in accordance with Section 1(b), sell and/or liquidate on behalf of the Investor commercial real estate debt and related investments (“Investments”).  At origination, such Investments shall meet the investment criteria as listed in Exhibit A hereto (the “Investment Criteria”) or as mutually agreed upon in writing by the Manager and the Investor.

(b)                                 Following origination or acquisition of an Investment, the Investor shall have the authority and power to direct the Manager to sell or liquidate any such Investment whereupon the Manager shall dispose of such Investment in accordance with the Investor’s direction.

(c)                                  Subject to Sections 1(a) and (b), the Investor hereby grants the Manager full and exclusive discretion as to all decisions regarding the Investments made on behalf of the Investor in accordance with Section 1(a) hereof.

2.                                       Commitments, Capital Calls.

(a)                                  Subject to the terms and conditions set forth in this Section 2, the Investor agrees to make available for investment up to $85 million (the Investor’s “Commitment”), such Commitment to be (i) reduced by the amount of outstanding and committed Investments in the Account (on a cost basis) and (ii) increased by any principal repayments with respect to the Investor’s Investments during the Commitment Period (as defined below).

(b)                                 The “Commitment Period” shall be a period beginning on the date hereof and ending on the first anniversary of the date hereof at which time the Commitment Period shall be automatically extended until the 45th day after the date that either the Investor, on the one hand, or the Manager, on the other hand, delivers written notice to the other Party hereto of its election to terminate the Commitment Period unless (i) either the Investor, on the one hand, or the Manager, on the other hand, provides 30 day prior notice of its election to terminate the Commitment Period as of such first anniversary date or (ii) the Investor, on the one hand, or the Manager, on the other hand, elects to terminate the Agreement.

(c)                                  During the Commitment Period, the Investor shall meet capital calls made to the Investor by depositing cash into a bank account (the Investor’s “Capital Call Account”) from time to time when called by the Manager pursuant to a written notice in accordance with Section 16(c) in the form of Exhibit B hereto (a “Funding Notice”).  The Investor will be required to fund into its Capital Call Account the amount set forth in a Funding Notice on the date specified in such Funding Notice, which date shall not be earlier than three Business Days after the date that such Funding Notice was delivered to the Investor.  For purposes of this Agreement, “Business Day” shall mean any day of the week other than Saturdays, Sundays and days on which federally chartered banks in the State of New York are not open for business.

(d)                                 The Manager agrees that capital calls shall be made no earlier than is reasonably necessary to fund the Investments at the scheduled closing on the transaction. Subsequent to the Investor’s deposit of cash into the Capital Call Account, in the event that the Manager becomes aware of a material delay in the closing of the Investment with respect to which such cash was deposited, or the Manager determines that such closing will not occur, the Manager will provide written notice thereof to the Investor, whereupon the Investor may withdraw such cash from the Capital Call Account (provided that such amount will be added back to the Investor’s uncalled Commitment).

(e)                                  Notwithstanding the foregoing, the Manager may require that the  Investor deposit cash into its Capital Call Account following the Commitment Period in order to fund the acquisition of any Investment which, prior to the termination of the Commitment Period, the Manager, on behalf of the Investor, entered into a binding commitment or letter of intent to acquire or in order to meet unfunded commitments for outstanding Investments of the Investor.

(f)                                    The aggregate amount which the Investor will be required to fund into its Capital Call Account shall not exceed its Commitment.

(g)                                 On or about the date hereof, the Manager is entering into investment management agreements substantially in the form of this Agreement (together with this Agreement, the “Berkley Agreements”) with each of the entities identified on Schedule A hereto (together, the “Berkley Entities”).  Investments will be acquired on behalf of the Investor and the other Berkley Entities in a serial manner, i.e. the first Investment closed under the Berkley Agreements will be acquired on behalf of the first Berkley Entity listed on Schedule A, the second Investment closed under the Berkley Agreements will be acquired on behalf of the second Berkley Entity listed on Schedule A, the third Investment closed under the Berkley Agreements will be acquired on behalf of the third Investor listed on Schedule A, the fourth Investment closed under the Berkley Agreements will be acquired on behalf of the first Berkley Entity listed on Schedule A and so on.

3.                                       Agent and Attorney-in-Fact.

To enable the Manager to exercise fully its discretion and authority as provided in this Agreement, the Investor does hereby constitute and appoint the Manager, and any officer of the Manager acting on its behalf from time to time, as the Investor’s true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file any agreements, contracts, instruments, certificates or documents authorized by the Manager in accordance with its authority under Section 1.  This power of attorney is deemed to be coupled with an interest.

4.                                       Servicing and Custody.

(a)                                  The Investor and the Manager agree to enter into a servicing agreement with Midland Investment Services, Inc. (“Midland”), in the form of Exhibit E hereto, pursuant to which Midland will be retained, at the Investor’s cost, to perform customary servicing with respect to the Investor’s Investments, including (i) the receipt of payments with respect to each of the Investor’s Investment from the applicable primary servicer and distribution of such payments to the Investor and (ii) the production of monthly servicing reports which will be subject to review by the Manager.

(b)                                 The Manager may cause each of the Investor’s Investments (and documents relating thereto) to be held, at the Investor’s cost, by the Manager or by a custodian agreed to by the Manager and the Investor, subject to insurance laws and regulations governing the Investor.  The Investor agrees to enter into a custodial agreement (providing for market terms) with such custodian.

(c)                                  The Manager agrees that it will maintain all records, memoranda, instructions or authorizations relating to the acquisition or disposition of the Investor’s Investments authorized hereunder on behalf of the Investor in accordance with the Manager’s document retention standards and practices.  All documents maintained by Manager with respect to the foregoing shall (i) be open at all times to inspection and audit by the Investor or its authorized representatives; (ii) be delivered to the Investor upon demand; and (iii) be and remain the property of the Investor. The Manager will provide copies of documents retained in accordance with the foregoing at the Investor’s cost.

(d)                                 The Manager shall, at the request of the Investor and at the Investor’s cost, assist and provide operational support in connection with the audit of any documents with respect to the services provided under this Agreement undertaken by the Investor’s internal auditors, certified public accountants or the insurance department or commissioner of any state, or upon the request of any governmental agency.

(e)                                  The Manager shall provide, upon the Investor’s request and at the Investor’s cost, copies any records which are necessary to file any report required by any federal, state, or local government or agency.

5.                                       Management, Termination and Liquidation Fees.

(a)                                  During the Commitment Period, the Investor shall pay to the Manager an annual management fee (the “Management Fee”) equal to 0.25% of the aggregate amount of the Investor’s Investments (on a cost basis, less any principal repayments and realized losses thereon and less the amount of any such Investment withdrawn from the Account pursuant to the last sentence of Section 10 hereof).  The Management Fee payable by the Investor will be payable in advance on a quarterly basis based upon the Investments of the Investor outstanding as of the first day of such quarter and the Investments of the Investor acquired during the quarter on a pro rated basis.  The payment of Management Fees by the Investor shall not serve to reduce the Investor’s outstanding unfunded Commitment.

(b)                                 If the Investor shall terminate the Commitment Period pursuant to Section 2(b)(i), the Investor shall continue to pay Management Fees to the Manager in accordance with Section 5(a) until the Investor’s Investments have been satisfied or liquidated in accordance with their terms.

(c)                                  If the Investor shall terminate the Agreement pursuant to Section 2(b)(ii), the Investor shall pay the Manager a termination fee equal to 0.25% of the aggregate amount of the Investor’s Investments as of the effective date of such termination (on a cost basis, less any principal repayments and realized losses thereon and less the amount of any such Investment withdrawn from the Account pursuant to the last sentence of Section 10 hereof), which fee shall be payable within three Business Days of such termination.  Notwithstanding the foregoing, if the Investor shall (i) terminate the Agreement pursuant to Section 2(b)(ii) and (ii) direct the disposition of any of the Investor’s Investments pursuant to Section 1(b), then the Investor shall (x) pay the liquidation fee set forth in Section 5(d) with respect to each such Investment which the Investor has directed should be disposed of and (y) pay the termination fee set forth in this Section 5(c) with respect to each other Investment.

(d)                                 If the Investor shall direct the disposition of any of the Investor’s Investments pursuant to Section 1(b), the Investor shall pay the Manager a liquidation fee equal to 0.25% of the aggregate Disposition Amount (as defined herein) of the Investment(s) directed to be disposed by the Investor, which fee shall be payable within three Business Days of such disposition.  For the purposes hereof, with respect to any Investment, “Disposition Amount” means the greater of (i) the cost of such Investment, less any principal repayments and realized losses thereon and less the amount of any such Investment withdrawn from the Account pursuant to the last sentence of Section 10 hereof and (ii) the amount received in connection with the disposition of such Investment.

(e)                                  Upon termination of the Agreement, the Manager shall no longer have the right to Management Fees other than Management Fees which have accrued but are unpaid as of the date of termination of this Agreement.

6.                                       Expenses.

(a)                                  The Investor, on the one hand, and the Manager, on the other hand, shall bear and be responsible for the payment of all out of pocket expenses related to the preparation of this Agreement and the organization of the Account (including the Manager’s legal fees and expenses) on 50/50 even basis.  Thereafter, the Investor and the Manager shall each bear their respective costs and expense related to any amendment or modification of this Agreement.

(b)                                 The Investor shall bear and be responsible for the payment of all reasonable, out of pocket costs and expenses related to the Account’s activities and operations, including all investment, reinvestment, holding, management and disposition of the Investor’s Investments, and including, but not limited to the following: (i) all out-of-pocket costs and expenses incurred in developing, negotiating and structuring Investments allocated to the Investor in accordance with Section 2(g) hereof, whether consummated or not consummated, and acquiring, disposing of or otherwise dealing with such Investments, including, without limitation, any investment banking, engineering, appraisal, environmental, travel, legal and accounting expenses, any deposits and commitment fees and other fees and out-of-pocket costs related thereto, provided that in such cases where the Manager or an affiliate of the Manager and the Investor both participate in the same transaction, expenses will be shared on pro rata basis; (ii) all costs and expenses, if any, incurred in monitoring the Investor’s Investments, including, without limitation, any engineering, environmental, third-party payment processing, travel, legal, servicing, custodial and accounting expenses and other fees and out-of-pocket costs related thereto, provided that in such cases where the Manager or an affiliate of the Manager and the Investor both have an interest in the same asset, expenses will be shared on pro rata basis; (iii) taxes of the Investor; (iv) costs related to litigation and threatened litigation involving the Account and Investments; (v) expenses associated with third party accountants, attorneys and tax advisors with respect to the Account and its activities, including the preparation of reports and statements and other similar matters, and costs associated with the distribution of reports to the Investor; (vi) origination fees or commissions and other investment costs incurred by or on behalf of the Account and paid to third parties; (vii) all costs and expenses associated with indemnifying the Covered Persons whom the Investor has agreed to indemnify (except to the extent that any such costs or expenses have otherwise been reimbursed pursuant to Section 11(b) hereof); (viii) fees incurred in connection with the maintenance of bank or custodian accounts on behalf of the Investor; and (ix) all expenses of the Account that are not normally recurring operating expenses (collectively, “Investment Expenses”); provided further that the Manager agrees that it will not incur any costs and expenses in connection with the origination of any Investment if such costs and expenses would reduce the weighted average Net Spread (as defined herein) [****]; and provided further that the Manager agrees that it will not incur any costs and expenses covered by clauses (i) and (ix) of this Section 6(b) unless they reflect prevailing market rates.  For purposes hereof, “Net Spread” means (A) the gross spread of all Investments originated for all Berkley Entities (measured as of the date of origination or acquisition of any Investment) pursuant to the Berkley Agreements less (B) the sum of all Management Fees, servicing fees and Transaction Expenses (as defined herein) paid or incurred under all Berkley Agreements.  For purposes hereof, “Transaction Expenses” means all out-of-pocket costs and expenses incurred in developing, negotiating and structuring Investments and acquiring, disposing of or otherwise dealing with Investments pursuant to all Berkley Agreements.  In calculating Net Spread, Transaction Expenses will be amortized over a period of two years.

****                         Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

(c)                                  Any Investment Expenses paid by the Manager on behalf of the Account (i.e., out of Manager’s funds and not out of Account funds and other Investments) shall be reimbursed by the Investor promptly upon the Manager’s written request therefore.  The reimbursement of any Investment Expenses by the Investor shall not serve to reduce the Investor’s outstanding unfunded Commitment hereunder.  Upon the Investor’s request, the Manager shall promptly provide to the Investor documentation of the Investment Expenses.

(d)                                 The Manager shall bear the following ordinary day-to-day expenses incidental to the performance of its services hereunder:  (i) all costs and expenses relating to office space, facilities, utility service, supplies and necessary administrative and clerical functions in connection with the Manager’s operations and (ii) compensation of and provision of benefits to all employees of the Manager and its affiliates who are engaged in the operation or management of the Manager’s business.

7.                                       Reports.

The Manager shall prepare and deliver to the Investor, within 60 days following each calendar quarter, a quarterly statement regarding the Account, each which quarterly report shall include the information described in Exhibit C hereto.  The Manager shall prepare and deliver to the Investor, within 15 days following the date of acquisition of each Investment on behalf of the Investor, a closing package with respect to such Investment, which shall include the information contained in the then-standard closing package prepared in connection with similar investments acquired by Capital Trust, Inc. (with conforming changes thereto to reflect that the holder of such Investment is the Investor).  Attached as Exhibit D hereto is the standard Capital Trust, Inc. closing package as of the date hereof.

8.                                       Representations and Warranties.

(a)                                  The Investor represents, warrants and covenants to the Manager as follows:

(i)                                     The Investor has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement.  The person whose signature is affixed to this Agreement on behalf of the Investor has full power and authority to execute this Agreement on the Investor’s behalf.

(ii)                                  This Agreement has been duly authorized, executed and delivered by the Investor and is the legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally.

(iii)                               The Investor’s execution of this Agreement and the performance of its obligations hereunder do not conflict with, or violate any provisions of, the governing documents of the Investor or any obligations by which the Investor is bound, whether arising by contract, operation of law or otherwise.

(iv)                              The Investor recognizes that the Investments involve certain risks and it has taken full cognizance of and understands all of the investment considerations relating thereto.  The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Investments and making informed decisions with respect thereto.  The Investor is able to bear the substantial economic risks related to its Investments for an indefinite period of time, has no need for liquidity in its Investments, and, at the present time, can afford a complete loss of its Investments.  The Investor is relying on its own business expertise and sophistication (and that of its advisors) and has performed its own investigation and evaluation of the tax considerations and regulatory matters associated with its Investments.  The Investor has carefully reviewed and fully understands the types of charges, fees and expenses which will be assessed against the Account.  The Investor further acknowledges that, while the Manager will act as an investment advisor to the Investor pursuant to the terms of this Agreement, none of the Manager or any of its affiliates will guarantee that the Investor’s investment purposes and objectives will be achieved.  The Investor is aware that the investment strategies that may be used by the Manager may result in a significant risk of loss and no one can guarantee profits or freedom from loss in such investments and that in some cases it may be necessary for the Investor to advance additional funds in order to protect its Investments.  The Investor is aware that past performance results achieved by funds or accounts supervised and/or managed by the Manager may not be indicative of the performance results of the Account.  The Investor is aware that the Manager is not registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended.

(b)                                 The Manager represents, warrants and covenants to the Investor as follows:

(i)                                     The Manager has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement.  The person whose signature is affixed to this Agreement on behalf of the Manager has full power and authority to execute this Agreement on the Manager’s behalf.

(ii)                                  This Agreement has been duly authorized, executed and delivered by the Manager and is the legal, valid and binding agreement of the Manager, enforceable against the Manager in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally.

(iii)                               The Manager’s execution of this Agreement and the performance of its obligations hereunder do not conflict with, or violate any provisions of, the governing documents of the Manager or any obligations by which the Manager is bound, whether arising by contract, operation of law or otherwise.

9.                                       Confidentiality.

Except as required by law, (a) the Manager agrees to maintain in strict confidence all information regarding the Investor and its affiliates that is furnished to the Manager by the Investor or its affiliates or representatives in connection with this Agreement or the transactions contemplated herein and (b) the Investor agrees to maintain in strict confidence all investment advice and information furnished to the Investor by the Manager or its affiliates or its representatives in connection with this Agreement or the transactions contemplated herein or otherwise obtained through its access to information concerning the Account, including the details of any Investment, in each case, unless required to do so by applicable law, rule or regulation.  Notwithstanding the foregoing, the Investor consents to the use and disclosure by the Manager of the Manager’s entrance into this Agreement, investment experience and performance with respect to the Account, without disclosing the identity of the Investor or its affiliates in connection with such investment experience or performance information (unless prior consent to identity disclosure is obtained from the Investor in writing), and the Manager consents to the Investor’s disclosure of such investment experience and performance information (as well as of the identity of the Manager), but the Investor shall not disclose any information concerning the details of any Investment, unless required to do so by applicable law, rule or regulation.

10.                                 Right to Engage in Other Activities.

The Investor acknowledges and understands that the Manager engages in an investment advisory business apart from managing the Account, including acting as the manager for it’s parent company’s balance sheet investment activity and other affiliated entities.  This will create conflicts of interest with respect to the amount of the Manager’s time devoted to managing the Account and the allocation of investment opportunities among accounts (including the Account) managed by the Manager.  The Manager will attempt to resolve all such conflicts in a manner that is generally fair to all of its clients.  The Investor confirms that the Manager may give advice and take action with respect to any of its other clients (including the other Berkley Entities) that may differ from advice given to, or the timing or nature of action taken with respect to, the Investor.  Nothing in this Agreement shall be deemed to limit the Manager or its affiliates from sourcing, underwriting, negotiating, closing, managing and selling or otherwise liquidating investment opportunities for its own or its affiliates’ accounts; provided, however, that without the prior written consent of the applicable Investor, the Manager agrees that it will not knowingly cause or permit the Account to sell any Investments to the Manager or any of its affiliates and provided further, that the Manager shall promptly notify the applicable Investor in writing if the Manager or any of its affiliates holds or sells an investment which is secured by the same underlying collateral which serves as collateral securing any of the Investor’s Investments.  In addition, if the Account holds any Investment with respect to which the Manager or any of its affiliates holds an investment which is secured by the same underlying collateral and a default occurs with respect to either the Investor’s Investment or the Manager’s investment, the Manager shall notify the Investor of such default in writing promptly upon obtaining knowledge of such default, and the Investor may, in its discretion, withdraw such Investment from the Account.  Nothing in this Agreement shall be deemed to obligate the Manager to acquire for the Investor any investment that the Manager or its, affiliates, officers, partners, members or employees may acquire for its or their own accounts or for the accounts of any other client, if, in the absolute discretion of the Manager, it is not practical or desirable to acquire a participation in such investment for the Investor.

11.                                 Standard of Liability; Exculpation; Indemnification; Insurance.

(a)                                  The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a like character.  The Investor and the Manager agree that the Manager will not be liable to the Investor for any loss, claim, demand, damage, liability, cost or expense, including reasonable attorneys’ fees and expenses (each a “Loss”) incurred by the Investor that arises out of or is in any way connected with any recommendation or other act or failure to act of the Manager under this Agreement, including, but not limited to, any error in judgment with respect to the Account, so long as such recommendation or other act or failure to act does not arise from the Manager’s bad faith, negligence, fraudulent or willful misconduct or breach of this Agreement.  Under no circumstances will the Manager be liable or responsible for any Loss incurred by reason of any act or omission of any custodian, servicer, broker or dealer, whether appointed by the Investor or chosen with reasonable care by the Manager.  With respect to Losses that arise out of or are in any way connected with any recommendation or other act or failure to act of the Manager under this Agreement, including, but not limited to, any error in judgment with respect to the Account, which arise from the Manager’s negligence (but not from the Manager’s bad faith, gross negligence, fraudulent or willful misconduct or intentional breach of this Agreement) under no circumstances will the Manager be liable or responsible for such Losses to the extent that they exceed the aggregate amount of Management Fees received by the Manager pursuant to this Agreement.

(b)                                 The Investor agrees to indemnify and hold harmless the Manager and its respective members, partners, shareholders, directors, officers, and employees (each, a “Covered Person”), from and against any Loss to which any Covered Person may become subject (including in connection with the defense or settlement of claims and in connection with any administrative proceedings), insofar as such Loss (or action in respect thereof) arises out of or relates to any act or omission performed or omitted by the any Covered Person arising out of or in connection with this Agreement, the Investor’s Investments and the Account; provided that no Covered Person shall be entitled to be indemnified hereunder for any Losses that are finally judicially determined to have resulted primarily from (i) the bad faith, gross negligence or  fraudulent or willful misconduct of a Covered Person or the Manager’s breach of this Agreement (in the case of any Losses in respect of any action or claim brought by any policy holders or shareholders of the Investor) or (ii) the bad faith, negligence or fraudulent or willful misconduct of a Covered Person or the Manager’s breach of this Agreement (in the case of all other Losses); and provided, further, that in the case of a claim involving an Investment in which the Manager and the Investor both participate in the transaction, the indemnity shall be provided on a pro rata basis between the Manager, on the one hand, and the Investor, on the other hand.  If any Covered Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter with respect to which such Covered Person may seek to be indemnified hereunder, then the Investor shall reimburse such Covered Person for its reasonable legal and other out of pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that if such Loss is finally judicially determined to have resulted primarily from any of the events described in clause (i) or (ii) above, a Covered Person shall repay to the Investor all amounts which the Investor advanced to such

Covered Person pursuant to this Section; and provided, further, that any Covered Person seeking indemnification under this Section (other than the Manager) shall (at the time that such Covered Person seeks such indemnification) execute an undertaking to repay to the Investor the amounts advanced to such Covered Person hereunder if such Loss is finally judicially determined to have resulted primarily from any of the events described in clause (i) or (ii) above.  The indemnities in this Section 11 are in addition to any liability that any indemnifying party may otherwise have and will extend, upon the same terms and conditions, to each person, if any, who controls any indemnified party within the meaning of the Securities Act of 1933 Act, as amended.  If for any reason (other than by reason of the exclusions from indemnification set forth above) the foregoing indemnification is unavailable to any Covered Person, or insufficient to hold it harmless, then the Investor shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received, as applicable, by the Investor, on the one hand, and such Covered Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.  Notwithstanding anything herein to the contrary, the Investor shall only indemnify a Covered Person for such Covered Person’s out of pocket expenses which are reasonable and appropriate to the exposure being indemnified.

(c)                                  The Manager shall maintain, with financially sound and reputable insurers, insurance in such amounts and against such risks as are customarily maintained by reputable companies under similar circumstances.

12.                                 Term and Termination.

(a)                                  This Agreement, unless sooner terminated upon the occurrence of any of the events listed below, shall terminate on the earlier to occur of (i) the termination of this Agreement pursuant to Section 2(b)(ii) and (ii) the date of the liquidation of the last Investment held in the Account following the termination of the Commitment Period pursuant to Section 2(b)(i).

(b)                                 The Investor may terminate this Agreement by written notice to the Manager immediately, upon the bankruptcy, liquidation or dissolution of the Manager or in the event that the Manager materially breaches this Agreement and such breach is not cured within 30 days of receipt by the Manager of the Investor written notice of such breach.

(c)                                  The Manager may terminate this Agreement by written notice to the Investor immediately, upon the bankruptcy, liquidation, or dissolution of the Investor or in the event that the Investor materially breaches this Agreement, including, but not limited to, its obligation to fund the Account, and such breach is not cured within 30 days of receipt by the Investor of the Manager’s written notice of such breach.

(d)                                 Notwithstanding any provision hereof to the contrary, in the event that either Party hereto alleges that the other Party has been grossly negligent or committed fraudulent or willful misconduct with respect to this Agreement or the transactions contemplated hereunder, the alleging Party shall give written notice thereof to the other Party, whereupon this

Agreement shall be suspended until the resolution of such allegation in accordance with the provisions of Section 15 hereof.  During any such suspension, (i) the Investor shall not be required to make any payments required to be made under Section 5 hereof to the Manager and (ii) the Manager shall not be required to perform any services on behalf of the Investor or with respect to the Account or any Investment; provided that any such suspension will not have any effect on the Investor’s and the Manager’s respective rights and obligations (including the Investor’s obligation to meet capital calls) with respect to any Investment which, prior to the suspension of this Agreement, the Manager, on behalf of the Investor, entered into a binding commitment or letter of intent to acquire or in order to meet unfunded commitments for outstanding Investments of the Investor.

(e)                                  Except as otherwise provided herein, during the term of this Agreement, the Investor may not, without the Manager’s prior written consent, withdraw funds or any Investments from the Account.

(f)                                    Sections 2, 6 (to the extent of any unpaid costs and expenses), 9, 11, 12(e), 13, 14(b) and 16 shall survive the termination of this Agreement.

13.                                 Anti-Money Laundering.

The Investor represents, warrants and agrees that:  (a) the Investor desires to open the Account for legitimate, valid and legal business and/or personal reasons and not with any intent or purpose to violate any applicable law or regulation; (b) to the Investor’s knowledge, the funds used to open the Account are derived from legitimate and legal sources, and neither such funds nor the Account (or any proceeds thereof) will be used by the Investor or, to the Investor’s knowledge, by any person associated with the Investor, to finance any terrorist or other illegitimate, illegal or criminal activity; (c) the Investor  has in place, and will maintain during the term of this Agreement, an appropriate anti-money laundering program that complies in all material respects with all applicable laws and regulations including, without limitation, the “USA PATRIOT ACT,” and that is reasonably designed to detect and report any activity that raises suspicion of money laundering activities, and the Investor has obtained all appropriate and necessary background information respecting its officers and beneficial owners to enable the Investor to comply with all applicable laws, rules and regulations respecting money laundering activities; and (d) the Manager may request, and the Investor will provide, such information as may be necessary for the Manager to comply with applicable legal or regulatory requirements, including, without limitation, anti-money laundering requirements, and that notwithstanding any other provision of this Agreement the Manager may disclose information respecting the Investor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.  If required by applicable law, regulation, or interpretation thereof, the Manager may suspend any and all activity with respect to the Account pending the Manager’s receipt of instructions regarding the Account from the appropriate governmental or regulatory authority.

14.                                 ERISA.

(a)           The Investor represents and warrants that (i) it or its parent corporation (direct or indirect) is an insurance company regulated by at least one state and is investing assets held only in its general account or, if it is a wholly-owned subsidiary of an insurance company, it is investing assets contributed, directly or indirectly, only from the general account of its parent corporation and (ii) none of its general account assets or the general account assets of its direct or indirect parent corporation include assets of an employee benefit plan subject to Part 4 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Investor covenants that, if the assets invested by the Investor constitute assets of such plans in the future, the Investor will notify the Manager immediately. In such a case, notwithstanding Section 12 hereof, the Manager may immediately terminate this Agreement.

(b)           The Investor shall indemnify the Manager for any and all claims, liabilities, losses, costs, demands and expenses (including, without limitation, reasonable attorney’s fees and disbursements and all other amounts paid in preparation, investigation, defense, mitigation or settlement of any claim, in each case, as such expenses are incurred and paid) occasioned by the “plan assets status” of the Investor or the Account, including, without limitation, arising out of any prohibited transactions within the meaning of Section 406 of ERISA or 4975 of the Code that may result during any period in which assets of the Account constitute plan assets.

15.                                 Arbitration.

(a)           Any dispute arising out of or relating in any manner to this Agreement or to the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this agreement to arbitrate (each a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 15, except that any action brought to obtain injunctive relief shall be brought in any court of competent jurisdiction.  The procedures described in this Section 15 shall be the sole and exclusive procedures for the resolution of any Disputes.

(b)           Any Dispute shall be settled by final and binding arbitration in New York City, New York before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq., by filing a written demand for arbitration with JAMS, with a copy to the other Party.  The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration; provided that the Parties agree that each Party to the Dispute shall have discovery to the same extent as provided under the Federal Rules of Civil Procedure.

(c)           When a Dispute has been submitted for arbitration, within 14 days of such submission, the Investors and the Manager will cooperate with one another and with JAMS in (i) selecting one arbitrator from their panel of neutrals and (ii) scheduling the arbitration proceedings.

(d)           This agreement to arbitrate shall be specifically enforceable against the Parties by any court of competent jurisdiction, and may be challenged only upon the grounds provided in Section 10 to the United States Arbitration Act, 9 U.S.C. Sec. 10.  Application also may be made to such court to confirm, modify or vacate any decision or award of the arbitrator, for an order of enforcement and for any other remedies which may be necessary to effectuate such decision or award.  The Parties hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and such court.

(e)           As a part of any arbitration award, in the discretion of the arbitrator, any Party may be awarded the reimbursement of its costs and expenses (including reasonable attorneys’ fees) of investigating, preparing and pursuing its arbitration claim.  No punitive damages may be awarded in the arbitration.

16.                                 Miscellaneous.

(a)           No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.  This Agreement may not be amended or modified except by written instrument duly executed by each of the Parties hereto.

(b)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO NEW YORK CONFLICTS OF LAWS PRINCIPLES.  THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST ANY PARTY RELATING IN ANY WAY TO THIS AGREEMENT OR THE OPERATION OF THE ACCOUNT.

(c)           All communications under this Agreement must be in writing and will be deemed to have been properly given (i) immediately if delivered by hand, (ii) immediately if delivered by facsimile, confirmation of transmission received, (iii) three days after sent by certified mail, return receipt requested or (iv) one Business Day after being deposited for next-day delivery with Federal Express or another nationally recognized overnight delivery service, all charges or postage prepaid, in each such case properly addressed to the Party to receive such notice at that Party’s address indicated below, or at any other address that any Party may designate by notice to the other Parties.

Address for notices to the Manager:

CT High Grade Mezzanine Manager, LLC
c/o Capital Trust, Inc.
410 Park Avenue
New York, New York 10022
Fax:  212-655-0244
Attention:  Geoffrey Jervis

with a copy to:

Paul Hastings Janofsky & Walker, LLP
75 East 55th Street
New York, NY 10022
Fax: 212-319-4090
Attention: Michael L. Zuppone

Addresses for notices to the Investor:

Berkley Regional Insurance Company
c/o W.R. Berkley Corporation

475 Steamboat Road

Greenwich, CT  06830
Fax:  203-769-4096
Attention:  James Shiel

with a copy to:

W.R. Berkley Corporation
475 Steamboat Road
Greenwich, CT  06830
Fax:  203-769-4097
Attention:  General Counsel

(d)           The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof.

(e)           This Agreement is the entire agreement of the Parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, agreements and understandings, regarding the subject matter hereof.

(f)            This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g)           Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto (other than each Covered Person and the permitted successors and assigns of the parties hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers, on the date first written above.

CT HIGH GRADE MEZZANINE MANAGER, LLC

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

BERKLEY REGIONAL INSURANCE COMPANY

By:	/s/ Eugene G. Ballard
Name: Eugene G. Ballard
Title: Senior Vice President

Schedule A

Schedule of Berkley Entities

1.             Berkley Insurance Company

2.             Berkley Regional Insurance Company

3.             Admiral Insurance Company

Exhibit A

Investment Criteria and Constraints

1.               Investments are limited to first mortgage loans or mezzanine loans or interests in mortgage loans

2.               Fair market value of the underlying real estate to be determined by a qualified appraiser at the time of origination or acquisition

3.               $30 million maximum/$15 million minimum individual investment size.

4.               67% maximum last dollar Investment-to-value.

5.               Minimum credit spread of [****].

6.               Floating rate.

7.               Maximum term 5 years.

8.               $125 million maximum total exposure (across the accounts established in connection with all Berkley Agreements) to single property type (i.e. hotel, retail, residential, industrial).

9.               Investments limited to United States and U.S. territories.  $125 million maximum total exposure (across the accounts established in connection with all Berkley Agreements), on a cost basis, to any single State.  $100 million maximum total exposure (across the accounts established in connection with all Berkley Agreements), on a cost basis, to New York City, New York.  No investments in the State of Florida.

10.         Each mezzanine real estate loan must comply with SSAP 83, as evidenced by a completed SSAP 83 Questionnaire, in the form of Exhibit F hereto, which the Manager shall complete with respect to the applicable Investment and deliver with the applicable Funding Notice.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

Exhibit B

Form of Funding Notice

From:      CT High Grade Mezzanine Manager, LLC
410 Park Avenue
New York, New York 10022

To:  Berkley Regional Insurance Company
c/o W.R. Berkley Corporation
475 Steamboat Road
Greenwich, CT  06830
Fax:  203-769-4096
Attention:  James Shiel

Re:                               Capital call pursuant to Section 2 of the Management Agreement, dated November 9, 2006, between Berkley Regional Insurance Company and CT Investment Management Co, LLC

Funding Notice Date:
Funding Date:

Commitment Amount: $
Amount Funded to Date:
Current Funding Request:
Remaining Unfunded Commitment:

Recent Appraised Value:

Compliance with Investment Criteria:

Investment Size:
Last dollar Investment to value:
Credit spread over appropriate index:
Floating rate (yes/no):
Index:
Term:
Property Type/Total Exposure to Property Type:
Location of Investment (State)/Total Exposure to this State:

NOTE: To the extent that any deviation from the Investment Criteria is set forth above, the Manager must obtain the prior written consent of the applicable Investor before the origination or acquisition of the Investment.

Exhibit C

Outline of Quarterly Report

1.               The Manager Letter

2.               Servicer Report

3.                                       (a)           Commitment Summary

(b)                                 Management Fee Summary

(c)                                  Investment Expense Summary

(d)                                 Portfolio Data Summary

(e)                                  Compliance Report

(f)                                    Related Party Report

(g)                                 Individual Asset Write-ups

4.               Copies of all Correspondence during the Covered Period

Exhibit D

Form of Closing Package

Exhibit E

Form of Servicing Agreement

Exhibit F

Form of SSAP 83 Questionnaire